Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-115825) on Form S-8 of Genworth Financial, Inc. of our reports dated February 11, 2005, with respect to the statement of financial position of Genworth Financial, Inc. as of December 31, 2004 and 2003, and the related statements of earnings, stockholders’ interest, and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of Genworth Financial, Inc.

Our report dated February 11, 2005, with respect to the statement of financial position of Genworth Financial, Inc. as of December 31, 2004 and 2003, the related statements of earnings, stockholders’ interest and cash flows for each of the years in the three-year period ended December 31, 2004 refers to a change in accounting for certain nontraditional long-duration contracts and for separate accounts in 2004, variable interest entities in 2003, and goodwill and other intangible assets in 2002.

/s/ KPMG LLP

Richmond, Virginia

March 1, 2005